Exhibit 99.1
Energy Vault Reports Fourth Quarter 2022 Earnings Results
Financial Highlights
•Fourth quarter 2022 revenue of $100.3 million, driven by the Company’s gravity energy storage territory expansion and execution ahead of schedule on a California 275MWh storage project with expected COD in July 2023.
•Revenue for the year ending December 31, 2022 totaled $145.9 million, driven by the strong Q4 project ramp from contracts executed in Q3 2022.
•Fourth quarter 2022 loss from operations of $(25.7) million, and net loss of $(23.3) million.
•Fourth quarter 2022 adjusted EBITDA totaled $(11.2) million reflecting higher Q4 employee hiring to support 2023 growth and employee-related compensation accruals due to the strong finish to the year; for the year ending December 31, 2022, adjusted EBITDA was $(11.4) million.
•Exited 2022 with total cash of $286.2 million vs $274.7 million as of September 30, 2022, and no debt on the balance sheet.
Operating and Other Highlights
•Contracted and signed booked orders totals 1,635 MWh, representing approximately $540 million.
•Total signed contracts and project awards are now approximately 5.2 GWh, representing approximately $2 billion of potential revenue over the coming years.
•Construction of the first Energy Vault (GESS) EVx continues to advance in Rudong, China with expected mechanical completion and commissioning start of all electronic and power generation components on track for Q2 2023.
•Signed two new gravity EVx licensing and royalty agreements in Europe and the Middle East during the fourth quarter of 2022, representing our first formal entry into these regions for future EVx deployments.
•Continued site progress on civil activities with Enel Green Power at the Snyder, Texas location for the first EVx system in the US market.
•Commenced engineering, procurement and construction activities for Jupiter Power’s Texas and California battery energy storage projects totaling 220 MWh, Wellhead’s Stanton, California project 275 MWh, and NV Energy’s 440 MWh project, all on schedule to be online in the 2H of 2023.
•Continued to build out the Company’s infrastructure to approximately 170 employees as of year-end 2022, up from 72 employees from the end of 2021, as Energy Vault continued to ramp up its operations to support growth and scale talent. Opened legal entities to establish operations in China, the UK and Australia.
•Announced the appointment of Theresa Fariello to the Company’s Board. Ms. Fariello brings decades of experience and leadership in government affairs at Fortune 500 companies, including United Airlines and ExxonMobil.

LUGANO, Switzerland & WESTLAKE VILLAGE, Calif., February 27th, 2022 – Energy Vault Holdings, Inc. (NYSE: NRGV) (“Energy Vault” or “the Company”), a leader in sustainable, grid-scale energy storage solutions, announced financial results for the fourth quarter and full-year ended December 31, 2022.
Robert Piconi, Chairman and CEO of Energy Vault, stated, “Our strong execution in Q4 ahead of plan capped off a highly transformative year for Energy Vault in 2022 as we concluded our first year as a public company and executed a differentiated solutions-focused approach to win large contracts and begin deployment with top utilities and global independent power producers. I was most impressed with the resiliency and customer focus of our people, and specifically the velocity of our technology development which supported key commercial wins with market leading public utilities and IPPs. This clearly demonstrated the market validation of our strategy and highlights our unique capability to deliver short, long and ultra-long duration storage solutions.”
Mr. Piconi concluded, “Looking ahead to 2023, we are well positioned and poised to take advantage of the industry growth tailwinds for energy storage globally, and specific growth and economic accelerators in the U.S. market driven by the passage of the IRA. Compounding this positive impact specific to Energy Vault is our portfolio of proprietary storage solutions that can uniquely take advantage of incentives related to US domestic content and integration and manufacturing that we can monetize with ITC and/or Advanced Manufacturing Credit with our gravity and hybrid green hydrogen storage solutions. As the Treasury department releases actual rule mechanics, we will be ensuring we maximize the benefits of this legislation which would represent upsides to our current 2023 outlook. Beyond the IRA in the USA, we are beginning to see other regions of the world potentially implement similar legislation to maintain their regional competitiveness.”
2023 Outlook:
Energy Vault expects total revenue to be in the range of $325 million to $425 million, which reflects core growth of approximately 200% to 300% over 2022; gross margin in the 10-15% range; and adjusted EBITDA for the full-year 2023 is expected to be in the range of $(50) million to $(70) million.
Robert Piconi, Chairman and CEO of Energy Vault, stated, “As we guide on expected 2023 financial performance, relative to revenue, the range of $325 to $425 million reflects adjustments to our prior forecast due in part to the accelerated revenue recognized earlier than planned in Q4 2022 but was primarily due to the shift in the contracting strategy on ~ 1GWh of projects where Energy Vault remains the integrator of choice while the customer is procuring the battery modules directly. While this results in lower revenue, it will enable us to expand the total number of projects with customers and realize higher percentage gross margins on these projects in line with our focus on double-digit unit economics and reducing supply chain, execution risk and working capital exposure. Finally, given the magnitude of the second half 2023 revenue recognition ramp where Energy Vault is concurrently turning over three of its initial energy storage projects while planning for multiple new projects starts, we have taken a more measured approach to allow for any potential customer-driven delays in Q4 in particular.
Underpinning the specific items noted above, we have built in a level of conservatism on the low end of the range as we plan for an uncertain macro environment and any unforeseen supply chain, labor and geopolitical issues outside of our control. We will continue to focus on large projects where we uniquely add value in hardware and software design and thus can achieve higher levels of profitability – in some instances, this will include allowing customers to self-source low-margin or pass through equipment while we focus on value-added services that may result in lower total revenue but higher gross margins. Third, we will continue to prudently focus on managing our operating expenses. While revenue will be growing from two to three times 2022 levels, we are holding our operating expense flat from our Q4 2022 annualized run rate. Lastly, investors can expect an aggressive quarterly 2023 revenue ramp starting from low double-digit revenues in Q1 to high double-digit revenue in Q2 and into triple digit revenue in the second half of the year.
We have a clear line of sight to achievability of this revenue range due to our contracted revenue already under execution with planned commercial operation dates in the second half of 2023. We are also looking at further upside from pending gravity licenses, additional territory expansions, and incremental projects leading to potential for second half 2023 revenue recognition.”
Jan Kees van Gaalen, CFO of Energy Vault, stated, “I am thrilled to be part of supporting Energy Vault’s execution and profitability priorities during this exciting growth phase as the company scales its global presence.”

Fourth Quarter 2022 and Recent Business Highlights:
•Global Gravity technology expansion through royalty and licensing agreements in Europe and the Middle East: The initial 10-year terms enable the exclusive use of the licensed technology including the EVx and related software as well as additional construction and technology support. The agreements include a recurring revenue stream related to the deployment and operation of the EVx system in the territory.
•PG&E teams with Energy Vault to build and operate one of the largest green hydrogen long-duration energy storage system in the U.S.: we expect the hybrid system to be capable of powering approximately 2,000 electric customers within PG&E’s Calistoga microgrid for up to 96 hours (700 MWh of carbon-free energy) during a planned outage. This long-duration energy storage system is one of the first-of-its-kind and integrates a short duration battery system (for grid forming and black start capabilities) with a long duration liquid hydrogen-powered fuel cell system. The system is managed and dispatched by Energy Vault’s technology-agnostic Energy Management Software (EMS) to optimize performance and safety while minimizing operational cost. Further, the project is supported by a 10.5-year tolling agreement with construction anticipated to begin in Q4 2023 and commercial operation expected by the end of Q2 2024.
•NV Energy and Energy Vault partner for 440 MWh energy storage system in Nevada: Energy Vault to work with Nevada’s largest public electric utility to deploy a 220MW/440MWh battery energy storage solution (BESS). The BESS, one of the largest in Nevada, is expected to start construction in Q2 2023 with commercial operation expected by the end of 2023.
•Awarded a 250 MW/500 MWh grid-connected battery storage agreement in Victoria, Australia: Meadow Creek Solar pty Ltd., a developer of the Meadow Creek Solar Farm has awarded Energy Vault a 250 MW/500 MWh BESS project to support its 330 MW solar project. Under the notice of the award, Energy Vault has begun the advanced grid studies and modeling with technical advisor DNV, as required by the Australian Energy Market Operator (AEMO) for interconnected power systems in Australia's eastern and south-eastern seaboard, which will be located 2 hours north of Melbourne, Australia. The battery energy storage solution, being co-located with the solar PV, is expected to provide the flexibility of charge and discharge, essential to shoring up renewable energy supply across the network as Australia adopts the Australian Energy Market Operator's Integrated System Plan. The project is expected to be completed in 2024.
•Announced Theresa Fariello has joined the Board of Directors: Ms. Fariello has served as Senior Vice President of Government Affairs & Global Public Policy for United Airlines (Nasdaq: UAL) since 2017. In this role, she leads United Airlines’ federal, state, local, and international government engagement, including environmental affairs. Throughout her career, Ms. Fariello has been recognized for her success and leadership in government, including being named to Washingtonian Magazine’s list of Most Powerful Women.
Conference Call Information
Energy Vault will host a conference call today, March 7, 2023 at 4:30 PM ET to discuss the results, followed by a Q&A session. A live webcast of the call can be accessed https://www.energyvault.com/. To access the call, participants may dial 1-877-704-4453, international callers may use 1-201-389-0920, and request to join the Energy Vault earnings call. A telephonic replay will be available shortly after the conclusion of the call and until, March 21, 2023. Participants may access the replay at 1-844-512-2921; international callers may use 1-412-317-6671, and enter access code 13735828. The call will also be available for replay via webcast link on the Investors portion of the Energy Vault website at https://www.energyvault.com/.
About Energy Vault
Energy Vault® develops and deploys utility-scale energy storage solutions designed to transform the world's approach to sustainable energy storage. The Company's comprehensive offerings include proprietary gravity-based storage, battery storage, and green hydrogen energy storage technologies. Each storage solution is supported by the

Company’s hardware technology-agnostic energy management system software and integration platform. Unique to the industry, Energy Vault’s innovative technology portfolio delivers customized short-and-long-duration energy storage solutions to help utilities, independent power producers, and large industrial energy users significantly reduce levelized energy costs while maintaining power reliability. Utilizing eco-friendly materials with the ability to integrate waste materials for beneficial reuse, Energy Vault’s EVx™ gravity-based energy storage technology is facilitating the shift to a circular economy while accelerating the global clean energy transition for its customers. Please visit www.energyvault.com for more information.
Non- GAAP measures
Energy Vault has provided a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measures, for the historical period in the appendix hereto. A reconciliation of projected non-GAAP measures for the full-year 2022 has not been provided because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation for these forward-looking non-GAAP measures without unreasonable effort.
Forward-Looking Statements
This press release includes forward-looking statements that reflect the Company’s current views with respect to, among other things, the Company’s operations and financial performance. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “ anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “project,” “forecast,” “estimates,” “targets,” “projections,” “should,” “could,” “would,” “may,” “might,” “will” and other similar expressions. We base these forward-looking statements or projections on our current expectations, plans and assumptions, which we have made in light of our experience in our industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at the time. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements are only predictions based upon our current expectations and projections about future events. These forward-looking statements involve significant risks and uncertainties that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including changes in our strategy, expansion plans, customer opportunities, future operations, future financial position, estimated revenues and losses, projected costs, prospects and plans; the uncertainly of our bookings and backlogs equating to future revenue; the lack of assurance that non-binding letters of intent and other indication of interest can result in binding orders or sales; the possibility of our products to be or alleged to be defective or experience other failures; the implementation, market acceptance and success of our business model and growth strategy; our ability to develop and maintain our brand and reputation; developments and projections relating to our business, our competitors, and industry; the ability of our suppliers to deliver necessary components or raw materials for construction of our energy storage systems in a timely manner; the impact of health epidemics, on our business and the actions we may take in response thereto; our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others; expectations regarding the time during which we will be an emerging growth company under the JOBS Act; our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; our business, expansion plans and opportunities and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and in our Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the SEC, as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Any forward-looking statement made by us in this press release speaks only as of the date of this press release and is expressly qualified in its entirety by the cautionary statements included in this press release. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws. You should not place undue reliance on our forward-looking statements.

ENERGY VAULT HOLDINGS, INC.

Consolidated Balance Sheets
(Unaudited)
(In thousands, except par value)

	December 31,
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$203,037	$105,125
Restricted cash	83,145	—
Accounts receivable	37,460	—
Contract assets	28,978	—
Customer financing receivable, current portion	1,500	—
Inventory	4,378	—
Prepaid expenses and other current assets	31,569	5,538
Total current assets	390,067	110,663
Property and equipment, net	3,044	11,868
Right-of-Use assets, net	1,442	1,238
Customer financing receivable, long-term portion	8,260	—
Other assets	13,900	1,525
Total Assets	$416,713	$125,294
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$60,315	$1,979
Accrued expenses	14,749	4,704
Contract liabilities, current portion	49,434	—
Finance leases, current portion	38	48
Operating leases, current portion	787	612
Total current liabilities	125,323	7,343
Deferred pension obligation	890	734
Asset retirement obligation	560	978
Contract liabilities, long-term portion	1,500	1,500
Long-term finance leases	16	34
Long-term operating leases	709	662
Warrant liability	2	—
Total liabilities	129,000	11,251
Commitments and contingencies
Convertible preferred stock, $0.0001 par value; no shares authorized, none issued and outstanding at December 31, 2022; 85,741 shares authorized, 85,741 shares issued and outstanding at December 31, 2021; liquidation preference of $171,348	—	182,709
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 5,000 shares authorized, none issued	—	—
Common stock, $0.0001 par value; 500,000 shares authorized, 138,530 shares issued, and 138,530 outstanding at December 31, 2022; 120,568 shares authorized, 20,432 shares issued, and 20,432 outstanding at December 31, 2021	14	—
Additional paid-in capital	435,852	713
Accumulated deficit	(147,265)	(68,966)
Accumulated other comprehensive loss	(888)	(413)
Total stockholders’ equity (deficit)	287,713	(68,666)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$416,713	$125,294

ENERGY VAULT HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands except, per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$100,322	$—	$145,877	$—
Operating expenses:
Cost of revenue	84,386	—	86,580	—
Sales and marketing	4,295	402	12,582	845
Research and development	13,903	2,992	50,058	7,912
General and administrative	23,478	9,436	56,912	18,056
Asset impairment	—	(9)	2,828	2,724
Loss from operations	(25,740)	(12,821)	(63,083)	(29,537)
Other income (expense)
Interest expense	(1)	—	(2)	(7)
Change in fair value of warrant liability	269	—	2,330	—
Transaction costs	—	—	(20,586)	—
Other income (expense), net	2,264	73	3,469	(1,793)
Loss before income taxes	(23,208)	(12,748)	(77,872)	(31,337)
Provision for income taxes	69	1	427	1
Net loss	$(23,277)	$(12,749)	$(78,299)	$(31,338)

Net loss per share — basic and diluted	$(0.17)	$(0.87)	$(0.64)	$(2.45)
Weighted average shares outstanding — basic and diluted	139,064	14,601	123,241	12,780

Other comprehensive income (loss) — net of tax
Actuarial gain (loss) on pension	$(749)	$(129)	$(188)	$166
Foreign currency translation gain (loss)	76	1,216	(287)	1,519
Total other comprehensive income (loss)	(673)	1,087	(475)	1,685
Total comprehensive loss	$(23,950)	$(11,662)	$(78,774)	$(29,653)

ENERGY VAULT HOLDINGS, INC.

Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(78,299)	$(31,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,743	2,320
Non-cash lease expense	744	117
Non-cash interest income	(365)	—
Stock based compensation	41,058	500
Asset Impairment	2,828	3,225
Change in fair value of warrant liability	(2,330)	—
Change in pension obligation	(12)	92
Change in asset retirement obligation	(392)	(52)
Foreign exchange gains and losses	316	64
Change in operating assets	(111,206)	4
Change in operating liabilities	116,569	3,002
Net cash used in operating activities	(23,346)	(22,066)
Cash Flows From Investing Activities
Purchase of property and equipment	(2,319)	(170)
Purchase of convertible notes	(2,000)	(1,000)
Purchase of equity securities	(9,000)	—
Net cash used in investing activities	(13,319)	(1,170)
Cash Flows From Financing Activities
Proceeds from exercise of stock options	171	5
Proceeds from reverse recapitalization and PIPE financing, net	235,940	—
Proceeds from exercise of warrants	7,855	—
Payment of transaction costs related to reverse recapitalization	(20,651)	(3,592)
Payment of taxes related to net settlement of equity awards	(5,482)	—
Repayment of debt	—	(765)
Payment of finance lease obligations	(62)	(53)
Proceeds from Series B-1 preferred Stock, net of issuance costs	—	15,295
Proceeds from Series C preferred Stock, net of issuance costs	—	105,373
Proceeds from issue of shares, net of issuance costs	—	116
Net cash provided by financing activities	217,771	116,379
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(49)	1,931
Net increase in cash, cash equivalents, and restricted cash	181,057	95,074
Cash, cash equivalents, and restricted cash – beginning of the period	105,125	10,051
Cash, cash equivalents, and restricted cash – end of the period	286,182	105,125
Less: Restricted cash at end of period	83,145	—
Cash and cash equivalents - end of period	$203,037	$105,125

ENERGY VAULT HOLDINGS, INC.

Consolidated Statements of Cash Flows (Continued)
(Unaudited)
(In thousands)
	Year Ended December 31,
	2022	2021
Supplemental Disclosures of Cash Flow Information:
Income taxes paid	3	1
Cash paid for interest	2	70
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Conversion of redeemable preferred stock into common stock in connection with the reverse recapitalization	182,709	—
Warrants assumed as part of reverse recapitalization	19,838	—
Actuarial gain on pension	(188)	166
Property, plant and equipment financed through accounts payable	—	39
Assets acquired on finance lease	37	44
Purchases of intangible assets recorded in accrued liabilities	—	11,156
Merger related costs in accounts payable	—	529

Non-GAAP Financial Measure
We use adjusted EBITDA to complement our consolidated statements of operations. Management believes that this non-GAAP financial measure complements our GAAP net loss and such measure is useful to investors. The presentation of this non-GAAP measure is not meant to be considered in isolation or as an alternative to GAAP net loss as an indicator of our performance.
The following table provides a reconciliation from non-GAAP adjusted EBITDA to GAAP net loss, the most directly comparable GAAP measure (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss (GAAP)	$(23,277)	$(12,749)	$(78,299)	$(31,338)
Non-GAAP Adjustments:
Interest income, net	(2,338)	(21)	(3,693)	(57)
Income tax expense	69	—	427	—
Depreciation and amortization	181	1,344	7,743	2,320
Stock-based compensation expense	14,301	48	41,058	500
Change in fair value of warrant liability	(269)	—	(2,330)	—
Transaction costs	—	—	20,586	—
Asset impairment	—	(9)	2,828	2,724
Foreign exchange (gains) and losses	153	(11)	316	1,878
Adjusted EBITDA (non-GAAP)	$(11,180)	$(11,398)	$(11,364)	$(23,973)
We present adjusted EBITDA, which is net loss excluding adjustments that are outlined in the quantitative reconciliation provided above, as a supplemental measure of our performance and because we believe this measure is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. The items excluded from adjusted EBITDA are excluded in order to better reflect our continuing operations.
In evaluating adjusted EBITDA, one should be aware that in the future we may incur expenses similar to the adjustments noted above. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these types of adjustments. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss, operating loss, or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.
Our adjusted EBITDA measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•it does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;
•it does not reflect changes in, or cash requirements for, our working capital needs;
•it does not reflect stock-based compensation, which is an ongoing expense;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and our adjusted EBITDA measure does not reflect any cash requirements for such replacements;
•it is not adjusted for all non-cash income or expense items that are reflected in our condensed consolidated statements of cash flows;
•it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and
•other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to use to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA only supplementally.
Contacts

Investors:
energyvaultIR@icrinc.com

Media:
media@energyvault.com